    As filed with the Securities and Exchange Commission on July 24, 1995
                                                        Registration No.33-_____

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ------------------------

                           BEVERLY ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                            95-4100309
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

 1200 South Waldron Road, No. 155
       Fort Smith, Arkansas                                     72903
(Address of principal executive offices)                      (Zip Code)

                           ------------------------

                       PHARMACY MANAGEMENT SERVICES, INC.
  1990 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN, AS AMENDED, ASSUMED BY
        BEVERLY ENTERPRISES, INC.; AND INSTA-CARE HOLDINGS, INC. FIRST
      EMPLOYEES STOCK OPTION PLAN, ASSUMED BY BEVERLY ENTERPRISES, INC.
                          (Full Titles of the Plans)

                           ------------------------

                             Robert W. Pommerville,
             Executive Vice President, General Counsel & Secretary
                         5111 Rogers Avenue, Suite 40-A
                        Fort Smith, Arkansas 72919-0155
                                 (501) 452-6712
           (Name, address and telephone number of agent for service)

                                    Copy to:

                           H. Watt Gregory, III, Esq.
                            Michael E. Karney, Esq.
                   Giroir & Gregory, Professional Association
                         111 Center Street, Suite 1900
                          Little Rock, Arkansas 72201
                                 (501) 372-3000

                           ------------------------

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================
                                                 Proposed Maximum      Proposed Maximum
  Title of Securities      Amount to be          Offering Price Per    Aggregate Offering    Amount of
  to be Registered         Registered(1)         Share(2)              Price(2)              Registration(2)
- -----------------------------------------------------------------------------------------------------------------
                                                                                             Fee(2)
  Common Stock, $.10
  par value                436,024 shares        $ 12.875              $ 5,613,809           $ 1935.80
=================================================================================================================

(1) The maximum amount of shares issuable pursuant to the PMSI Plan (as defined) is 342,311 shares of the Registrant's $.10 par value per share common stock (the "Common Stock" or "Beverly Common Stock").

    The maximum amount of shares issuable pursuant to the Insta-Care Plan (as defined) is 93,713 shares of the Registrant's Common Stock.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1), based upon the average of the high and low sales prices of the Registrant's Common Stock on July 19, 1995 as reported on the New York Stock Exchange.

                                     PART I

GENERAL NOTE

         This Registration Statement on Form S-8 relates to two different employee benefit plans (the "Plans") of Beverly Enterprises, Inc., a Delaware corporation ("Beverly"): the Pharmacy Management Services, Inc. ("PMSI") 1990 Incentive and Non-statutory Stock Option Plan, as amended, assumed by Beverly (the "PMSI Plan"); and the Insta-Care Holdings, Inc.("Insta-Care") First Employees Stock Option Plan, assumed by Beverly (the "Insta-Care Plan").

         The PMSI Plan. On June 27, 1995, pursuant to an Agreement and Plan of Merger dated December 26, 1994, as amended by Amendment No. 1 to Agreement and Plan of Merger dated May 19, 1995 (the "Merger Agreement"), PMSI was merged with and into Beverly, with Beverly being the surviving corporation. Pursuant to the Merger Agreement, Beverly assumed the PMSI Plan which assumption included modification with respect to the number of shares of Beverly Common Stock issuable upon exercise of the outstanding options thereunder and the modification of the exercise price for shares of Beverly Common Stock issuable upon exercise of the outstanding options thereunder. The PMSI Plan assumed by Beverly has 342,311 shares of Beverly Common Stock reserved for issuance thereunder.

         The Insta-Care Plan. On November 15, 1994, pursuant to a Stock Purchase Agreement dated as of September 12, 1994 (the "Purchase Agreement"), between Eckerd Corporation ("Eckerd") and Pharmacy Corporation of America, a California corporation and a wholly-owned subsidiary of Beverly ("PCA"), PCA purchased all of the issued and outstanding shares of common stock of Insta-Care from Eckerd. Pursuant to the Purchase Agreement, on November 15, 1994, Beverly assumed the Insta-Care Plan which assumption included modification with respect to the number of shares of Beverly Common Stock issuable upon exercise of the outstanding options thereunder, modification of the exercise price for shares of Beverly Common Stock underlying the options, as well as designating the Beverly Compensation Committee (as defined) to administer the Insta-Care Plan, as assumed. The Insta-Care Plan assumed by Beverly has 93,713 shares of Beverly Common Stock reserved for issuance thereunder.

RULE 428(B)(1)

         The document(s) containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants in the Plans as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Commission as part of this Registration Statement.

                                    PART II

Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed with the Securities and Exchange Commission are hereby incorporated by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended May 19, 1995 on Form 10-K/A (the "1994 Beverly 10-K");

         2.      Quarterly Report on Form 10-Q for the quarter ended March 31,
                 1995;

         3. The portions of the Proxy Statement for the Annual Meeting of Stockholders held May 18, 1995 that have been incorporated by reference in the 1994 Beverly 10-K;

         4.      Current Report on Form 8-K dated June 27, 1995;

         5.      Current Report on Form 8-K dated May 30, 1995;

         6.      Current Report on Form 8-K dated April 6, 1995;

         7. Current Report on Form 8-K dated December 14, 1994, as amended February 10, 1995, on Form 8-K/A;

         8. Registration Statement on Form 8-A relating to the Registrant's Common Stock dated August 21, 1990, and any amendment or report filed for the purpose of updating such description; and

         9. Registration Statement on Form 8-A relating to the Registrant's Common Stock Purchase Rights (as defined) dated September 29, 1994, and any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in the Prospectus covering the securities registered by this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement or the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the Prospectus.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Restated Certificate of Incorporation and Amended Bylaws and indemnification agreements between the Registrant and its officers and directors contain provisions regarding the indemnification of officers and directors. The Registrant's Restated Certificate of Incorporation and Amended Bylaws provide that the Registrant, to the full extent permitted, and in the manner required by the laws of the State of Delaware as in effect at the time of the adoption of the certificate and bylaw provision regarding indemnification or as the same may be amended from time to time, shall (i) indemnify any person (and the heirs and legal representatives of such person) who is made or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether in nature civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or of any constituent corporation absorbed into the Registrant by consolidation or merger or serves or served with another corporation, partnership, joint venture, trust or enterprise, or non-profit entity, including service with respect to employee benefit plans, at the request of the Registrant or of any such constituent corporation against all liability and (ii) provide to any such person (and the heirs and legal representatives of such person) advances for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person (and the heirs and legal representatives of such person) to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

         Section 145 of the Delaware General Corporation Law provides the following:

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section.

         (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 7.  Exemption from Registration Claimed.

         Not applicable.




Item 8.  Exhibits.

         Exhibit 4.1* Pharmacy Management Services, Inc. 1990 Incentive and Non-statutory Stock Option Plan, dated December 23, 1989, assumed by Beverly Enterprises, Inc.

         Exhibit 4.2* Pharmacy Management Services, Inc. Amendment to 1990 Incentive and Non-statutory Stock Option Plan, dated December 5, 1991, assumed by Beverly Enterprises, Inc.

         Exhibit 4.3* Pharmacy Management Services, Inc. Second Amendment to 1990 Incentive and Non-statutory Stock Option Plan, dated June 4, 1993, assumed by Beverly Enterprises, Inc.

         Exhibit 4.4* Insta-Care Holdings, Inc. First Employees Stock Option Plan assumed by Beverly Enterprises, Inc.

         Exhibit 4.5* Assumption Agreement by and between Beverly Enterprises, Inc. and Insta-Care Holdings, Inc., dated as of November 15, 1994.

         Exhibit 5.1* Opinion and Consent of Giroir & Gregory, Professional Association, as to the legality of the common stock offered pursuant to the Plans.

         Exhibit 23.1* Consent of Giroir & Gregory, Professional Association (included in Exhibit 5.1).

         Exhibit 23.2*    Consent of Ernst & Young LLP, Independent Auditors.

         Exhibit 24.1* The Power of Attorney of officers and directors of the Registrant is found on the signature page hereof.

_________________

*Filed herewith.


Item 9.  Undertakings.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Smith, State of Arkansas, on July 24, 1995.

                                          BEVERLY ENTERPRISES, INC.



                                          By:      /s/ DAVID R. BANKS
                                                       David R. Banks
                                              Chairman of the Board, President
                                                 and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints David R. Banks, Robert W. Pommerville, and John W. MacKenzie, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, including any and all amendments relating thereto, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


          Signatures                                     Title                                            Date
          ----------                                     -----                                            ----

/s/ DAVID R. BANKS                               Chairman of the Board,
- -------------------------------------------      President, Chief Executive
       David R. Banks                            Officer and Director                                 July 24, 1995


/s/ ROBERT D. WOLTIL                             Executive Vice President,
- -------------------------------------------      Finance and Chief
       Robert D. Woltil                          Financial Officer                                   July 24, 1995



/s/ SCOTT M. TABAKIN                              Senior Vice President,
- -------------------------------------------       Controller and Chief
       Scott M. Tabakin                           Accounting Officer                                 July 24, 1995

/s/ BERYL F. ANTHONY, JR.                      Director                              July 24, 1995
- -------------------------------------------
           Beryl F. Anthony, Jr.




/s/ JAMES R. GREENE                            Director                              July 24, 1995
- -------------------------------------------
              James R. Greene



/s/ EDITH E. HOLIDAY                           Director                              July 24, 1995
- -------------------------------------------
             Edith E. Holiday



                                               Director                              July __, 1995
- -------------------------------------------
             Jon E. M. Jacoby




/s/ RISA J. LAVIZZO-MOUREY                     Director                              July 24, 1995
- -------------------------------------------
          Risa J. Lavizzo-Mourey




/s/ LOUIS W. MENK                              Director                              July 24, 1995
- -------------------------------------------
               Louis W. Menk



/s/ MARILYN R. SEYMANN                         Director                              July 24, 1995
- -------------------------------------------
            Marilyn R. Seymann

                               INDEX TO EXHIBITS


4.1* Pharmacy Management Services, Inc. 1990 Incentive and Non-statutory Stock Option Plan, dated December 23, 1989, assumed by Beverly Enterprises, Inc.

4.2* Pharmacy Management Services, Inc. Amendment to 1990 Incentive and Non-statutory Stock Option Plan, dated December 5, 1991, assumed by Beverly Enterprises, Inc.

4.3* Pharmacy Management Services, Inc. Second Amendment to 1990 Incentive and Non-statutory Stock Option Plan, dated June 4, 1993, assumed by Beverly Enterprises, Inc.

4.4* Insta-Care Holdings, Inc. First Employees Stock Option Plan assumed by Beverly Enterprises, Inc.

4.5* Assumption Agreement by and between Beverly Enterprises, Inc. and Insta-Care Holdings, Inc. dated as of November 15, 1994.

5.1* Opinion and Consent of Giroir & Gregory, Professional Association, as to the legality of the common stock offered pursuant to the Plans.

23.1*    Consent of Giroir & Gregory, Professional Association (included in
         Exhibit 5.1).

23.2*    Consent of Ernst & Young LLP, Independent Auditors.

24.1* The Power of Attorney of officers and directors of the Registrant is found on the signature page hereof.


_________________

*Filed herewith.